Rule 424 (b) (3)
Registration No. 333-177949
CUSIP #:63743HEK4

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Senior Debt Securities	$25,000,000.00	$3,220.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

TRADE DATE: 9/25/2014
SETTLEMENT DATE: 9/30/2014
PRICING SUPPLEMENT NO. 6355A DATED September 25, 2014
TO PROSPECTUS SUPPLEMENTAL DATED November 17, 2011
AND BASE PROSPECTUS DATED November 14, 2011

NATIONAL RURAL UTILITES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series C
With Maturities of Nine Months or More from Date of Issue

Floating Rates Notes

Principal Amount:	$25,000,000
Reopening:

These Floating Rate Notes are expected to be fungible with National Rural Utilities Cooperative Finance Corporation's
 outstanding $250,000,000 Floating Rate Notes issued with the same original issue date and maturity date ( the "Existing FRNs")

Issue Price:	100% of Principal Amount

Original Issue Date:	5/13/2014

Maturity Date:	5/12/2017

Initial Interest Rate:	Determined based on the August 12, 2014 Interest Reset Date

Base Rate:	USD LIBOR

Spread:	Plus 25 basis points

Index Maturity	3-month

Interest Payment Dates:	Each August 12, November 12, February 12, and May 12, and the maturity date commencing November 12, 2014
Accrued Interest:
This security will be issued with accrued interest from and including August 12, 2014, the date of the most recent interest payment on the Existing FRNs. An amount equal to the accrued interest on this security at the time of issuance will be paid  by the initial holder thereof with the Issue Price

Interest Reset Dates:	Each August 12, November 12, February 12, and May 12

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:	None

Agent’s Discount or Commission:	0.15%

Agents(s)	Mitsubishi UFJ Securities (USA), Inc.

Capacity:	Principal (Sole Bookrunner)

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Medium-Term Notes, Series C may be issued by the Company in an unlimited aggregate principal amount.